                                  EXHIBIT 10.3

                          LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                         CONGRESS FINANCIAL CORPORATION
                                   AS LENDER

                                      AND

                               WYANT CORPORATION,
                             IFC DISPOSABLES, INC.
                                      AND
                        BRIDGEWATER MANUFACTURING CORP.
                                  AS BORROWERS

                            DATED: NOVEMBER 18, 1997
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                               TABLE OF CONTENTS

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SECTION 1. DEFINITIONS......................................      1

SECTION 2. CREDIT FACILITIES................................      7
  2.1   Revolving Loans.....................................      7
  2.2   Letter of Credit Accommodations.....................      8
  2.3   Availability Reserves...............................     10

SECTION 3. INTEREST AND FEES................................     10
  3.1   Interest............................................     10
  3.2   Closing Fee.........................................     10
  3.3   Servicing Fee.......................................     11
  3.4   Unused Line Fee.....................................     11

SECTION 4. CONDITIONS PRECEDENT.............................     11
  4.1   Conditions Precedent to Initial Loans and Letter of
        Credit Accommodations...............................     11
  4.2   Conditions Precedent to All Loans and Letter of
        Credit Accommodations...............................     12

SECTION 5. GRANT OF SECURITY INTEREST.......................     12

SECTION 6. COLLECTION AND ADMINISTRATION....................     13
  6.1   Borrowers' Loan Accounts............................     13
  6.2   Statements..........................................     13
  6.3   Collection of Accounts..............................     14
  6.4   Payments............................................     14
  6.5   Authorization to Make Loans.........................     15
  6.6   Use of Proceeds.....................................     15
  6.7   Appointment of Wyant as Agent for Borrowers.........     15

SECTION 7. COLLATERAL REPORTING AND COVENANTS...............     15
  7.1   Collateral Reporting................................     15
  7.2   Accounts Covenants..................................     16
  7.3   Inventory Covenants.................................     17
  7.4   Equipment Covenants.................................     17
  7.5   Real Property Covenants.............................     18
  7.6   Power of Attorney...................................     18
  7.7   Right to Cure.......................................     18
  7.8   Access to Premises..................................     18

SECTION 8. REPRESENTATIONS AND WARRANTIES...................     19
  8.1   Corporate Existence, Power and Authority;
        Subsidiaries........................................     19
  8.2   Financial Statements; No Material Adverse Change....     19
  8.3   Chief Executive Office; Collateral Locations........     19
  8.4   Priority of Liens; Title to Properties..............     19
  8.5   Tax Returns.........................................     19
  8.6   Litigation..........................................     20
  8.7   Compliance with Other Agreements and Applicable
        Laws................................................     20
  8.8   Bank Accounts.......................................     20
  8.9   Employee Benefits...................................     20
  8.10  Environmental Compliance............................     21
  8.11  Accuracy and Completeness of Information............     21
  8.12  Survival of Warranties; Cumulative..................     21
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SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS...............     21
  9.1   Maintenance of Existence............................     21
  9.2   New Collateral Locations............................     22
  9.3   Compliance with Laws, Regulations, Etc..............     22
  9.4   Payment of Taxes and Claims.........................     23
  9.5   Insurance...........................................     23
  9.6   Financial Statements and Other Information..........     23
  9.7   Sale of Assets, Consolidation, Merger, Dissolution,
         Etc................................................     24
  9.8   Encumbrances........................................     24
  9.9   Indebtedness........................................     25
  9.10  Loans, Investments, Guarantees, Etc.................     25
  9.11  Dividends and Redemptions...........................     26
  9.12  Transactions with Affiliates........................     26
  9.13  Additional Bank Accounts............................     26
  9.14  Compliance with ERISA...............................     26
  9.15  Adjusted Net Worth..................................     27
  9.16  Costs and Expenses..................................     27
  9.17  Further Assurances..................................     27
SECTION 10. EVENTS OF DEFAULT AND REMEDIES..................     27
  10.1  Events of Default...................................     27
  10.2  Remedies............................................     29
  10.3  Certain Limitations.................................     30

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;
         GOVERNING LAW..................................         30
  11.1  Governing Law; Choice of Forum; Service of Process;
         Jury Trial Waiver..................................     30
  11.2  Waiver of Notices...................................     31
  11.3  Amendments and Waivers..............................     31
  11.4  Waiver of Counterclaims.............................     31
  11.5  Indemnification.....................................     31

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS................     32
  12.1  Term................................................     32
  12.2  Notices.............................................     33
  12.3  Partial Invalidity..................................     33
  12.4  Successors..........................................     33
  12.5  Entire Agreement....................................     34

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                                    INDEX TO
                             EXHIBITS AND SCHEDULES

Exhibit A           Information Certificate
Exhibit B           Certain Account Debtor Concentrations
Schedule 8.4        Existing Liens
Schedule 8.8        Bank Accounts
Schedule 8.9        Environmental Matters
Schedule 9.9        Existing Indebtedness
Schedule 9.10       Existing Loans, Advances and Guarantees

                          LOAN AND SECURITY AGREEMENT

     This Loan and Security Agreement dated November 18, 1997 is entered into by and between CONGRESS FINANCIAL CORPORATION, a California corporation ("Lender") and WYANT CORPORATION, a New York corporation ("Wyant"), IFC DISPOSABLES, INC., a Tennessee corporation ("IFC") and BRIDGEWATER MANUFACTURING CORP., a New Jersey corporation ("Bridgewater"; and together with Wyant and IFC, individually, a "Borrower" and, collectively "Borrowers").

                             W I T N E S S E T H :

     WHEREAS, Borrowers have requested that Lender enter into certain financing arrangements with Borrowers pursuant to which Lender may make loans and provide other financial accommodations to Borrowers; and

     WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrowers and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1 "Accounts" of a Borrower shall mean all present and future rights of such Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

     1.2 "Adjusted Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization, but excluding any subsequent reserve against the Airlay Production Line #2 (as described in the MB Orderly Liquidation Value Appraisal of Wyant dated September 9, 1997 prepared by MB Valuation Inc.) which represents a one time writedown of the asset for purposes of adjusting such asset to its net realizable value, provided, that, after such writedown the net realizable value is not less than $600,000) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender. For purposes of
Section 9.15 hereof, Adjusted Net Worth of Borrowers shall not include the Adjusted Net Worth of the Canadian Subsidiary.
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     1.3  "Adjusted Net Income" shall mean the amount equal to: (a) Borrowers'
net income on a combined basis determined in accordance with GAAP, minus (b) to the extent included in calculating such net income: (i) gain arising from the sale of a capital asset; (ii) gain arising from any write-up in the book value of an asset; (iii) income or gain of any person acquired by a Borrower in any manner to the extent realized in any period prior to the date of the acquisition; (iv) income or gain of any person in which a Borrower has an ownership interest (other than a wholly owned subsidiary) except and only to the extent that such Borrower has actually received such income or gain in the form of cash distributions; (v) gain from the cancellation or forgiveness of indebtedness; (vi) gain arising from the initial implementation of a change in GAAP; (vii) gain from extraordinary items or any other nonrecurring transaction; and (viii) income or gain arising from tax credits in excess of the amount of taxes that would be imposed on net income without giving effect to such tax credits.

     1.4 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to a Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or could reasonably be expected to affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or financial condition of a Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of a Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) to reflect the average amounts of customer rebates issued by Borrower each month as determined based on the last audit of Borrower performed by Lender or (e) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     1.5 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

     1.6 "Canadian Subsidiary" shall mean Wood Wyant, Inc., a Canadian company and a wholly-owned subsidiary of Wyant.

     1.7 "Code" shall mean the internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretation thereunder or related thereto.

     1.8  "Collateral" shall have the meaning set forth in Section 5 hereof.

     1.9 "Eligible Accounts" of a Borrower shall mean Accounts created by such Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

     (a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed by such Borrower in accordance with the terms and provisions contained in any documents related thereto;

     (b) such Accounts are not unpaid more than sixty (60) days past the original due date for them or more than ninety (90) days after the date of the original invoice for them;

     (c)  such Accounts comply with the terms and conditions contained in
          Section 7.2(c) of this Agreement;

     (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

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     (e)  the chief executive office of the account debtor with respect to such
          Accounts is located in the United States of America, or, at Lender's option, if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

     (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

     (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

     (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

     (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

     (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is any other Borrower or an officer, employee or agent of or affiliated with any Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

     (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

     (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such account debtor's financial condition;

     (m) such Accounts of a single account debtor or its affiliates do not constitute more than fifteen (15%) percent of all otherwise Eligible Accounts of Borrowers or twenty-five (25%) percent of all otherwise Eligible Accounts of Borrowers in the case of any of the account debtors listed on Exhibit B hereof or its affiliates (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

     (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days after the original due date for them or more than ninety (90) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

     (o) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender in good faith

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          from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts); and

     (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender in good faith.

     General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.10 "Eligible Equipment" of a Borrower shall mean Equipment owned by such Borrower which is in good order, repair, running and marketable condition, located at such Borrower's premises and acceptable to Lender in all respects. General criteria for Eligible Equipment may be established and revised from time to time by Lender in good faith. In determining such acceptability Lender may, but need not, rely on reports furnished to Lender by such Borrower, but reliance thereon by Lender from time to time shall not be deemed to limit Lender's right to revise standards of eligibility at any time. In general, Eligible Equipment shall not include Equipment at the premises of third parties or subject to a security interest or lien in favor of any third parties except those otherwise permitted in this Agreement, Equipment which is not subject to Lender's perfected security interest, fixtures, worn-out, obsolete or defective Equipment or Equipment not used or usable in the ordinary course of such Borrower's business as presently conducted; provided, however, any Equipment which would otherwise be deemed Eligible Equipment at locations which are not owned and operated by such Borrower may nevertheless be considered Eligible Equipment if Lender shall have received an agreement in writing, in form and substance satisfactory to Lender, from the owner and/or operator of such location, as the case may be, pursuant to which such owner and/or operator, if required by
Lender: (a) acknowledges the first priority lien of Lender on such Equipment,
(b) agrees to waive any and all claims such owner and/or operator may, at any time, have against such Equipment and (c) grants to Lender the right to enter and remain on the premises in order to exercise Lender's rights and remedies on terms acceptable to Lender. Any Equipment which Lender determines to be ineligible or unacceptable for purposes of the lending formula shall nevertheless be and remain at all times part of the Collateral.

     1.11 "Eligible Inventory" of a Borrower shall mean Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower and raw materials for such finished goods which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in such Borrower's business;
(f) Inventory at premises other than those owned and controlled by a Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Lender's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral; (g) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (k) returned, damaged and/or defective Inventory; and (l) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

     1.12 "Eligible Real Property" shall mean Real Property for which Lender has received, in form and substance satisfactory to Lender, (a) a Mortgage, which shall grant in favor of Lender a first priority mortgage lien upon and security interest in the Real Property, (b) a Phase I environmental audit conducted by an independent environmental engineering firm acceptable to Lender, and in form, scope and methodology acceptable to Lender, confirming, as of a date acceptable to Lender that the Real Property does not contain any Hazardous Materials, and (c) a valid and effective title insurance policy issued by a title insurance company and agent acceptable to Lender (i) insuring the priority, amount and validity of the Mortgage with respect to the Real Property,
(ii) insuring against matters that could be disclosed by surveys and
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(iii) containing any legally available endorsements, assurances or affirmative coverage requested by Lender for protection of its interest.

     1.13 "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to a Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

     1.14 "Equipment" of a Borrower shall mean all of such Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

     1.15 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.16 "ERISA Affiliate" shall mean any person required to be aggregated with a Borrower or any of its subsidiaries under Section 414(b), 414(c), 414(m) or 414(o) of the Code.

     1.17 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

     1.18 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of (i) the combined amount of the Revolving Loans available to Borrowers as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and the Value of Eligible Inventory, Eligible Equipment and Eligible Real Property, as determined by Lender, and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Maximum Credit for all Borrowers, minus (b) the sum of: (i) the aggregate amount of all then outstanding and unpaid Obligations of Borrowers plus (ii) the aggregate amount of all trade payables of Borrowers which are more than thirty (30) days past due as of such time.

     1.19 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by either Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.20 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied.

     1.21 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation. materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).
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

     1.22 "Information Certificate" shall mean the Information Certificates of Borrowers constituting Exhibit A hereto containing material information with respect to Borrowers, their business and assets provided by or on behalf of Borrowers to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.23 "Inventory" of a Borrower shall mean all of such Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

     1.24 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of a Borrower or any Obligor (including the existing Irrevocable Letter of Credit No. N-303283 dated December 23, 1993 originally issued by First Union National Bank (f/k/a First Fidelity Bank, N.A., New Jersey) in the original amount of $5,325,000 for the account of Wyant and naming The Bank of New York, NA, as trustee for the New Jersey Economic Development Authority, as beneficiary, as amended) or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by a Borrower of its obligations to such issuer.

     1.25  "Loans" shall mean the Revolving Loans.

     1.26  "Maximum Credit" shall mean the amount of $13,000,000.

     1.27 "Mortgage" shall mean the Mortgage and Security Agreement, dated of even date herewith, by Wyant in favor of Lender with respect to the Real Property located in Somerville, New Jersey.

     1.28 "Net Amount of Eligible Accounts" of a Borrower shall mean the gross amount of Eligible Accounts of such Borrower less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.29 "Obligations" shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower or all Borrowers to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to a Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

     1.30 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrowers.

     1.31 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

     1.32 "Person" or "person" shall mean any individual, sole proprietorship, partnership, limited liability company, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.33 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.34 "Real Property" shall mean all now owned and hereafter acquired real property of Borrowers, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgage located in Somerville, New Jersey.

     1.35 "Records" of a Borrower shall mean all of such Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

     1.36 "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of any Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

     1.37 "Value" shall mean, as determined by Lender in good faith, (a) with respect to Inventory, the lower of (i) cost computed on a first in first out basis in accordance with GAAP or (ii) market value, (b) with respect to Equipment, the orderly liquidation value, and (c) with respect to Real Property, the fair market value; in each case described in subsection (b) and (c) hereof as such value is set forth in an appraisal report(s) addressed to Lender, or upon which Lender is expressly permitted to rely, prepared at Borrowers' expense, by independent appraisers acceptable to Lender, in scope and methodology acceptable to Lender.

SECTION 2.  CREDIT FACILITIES

     2.1 Revolving Loans.

     (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to each Borrower from time to time in amounts requested by such Borrower up to the amount equal to the sum of:

          (i) eighty-five (85%) percent of the Net Amount of Eligible Accounts of such Borrower, plus

          (ii) the lesser of: (A) fifty (50%) percent of the Value of Eligible Inventory of such Borrower; or (B) $3,000,000, plus

          (iii) the lesser of (A) eighty (80%) percent of the Value of Eligible Equipment or (B) $3,500,000, plus

          (iv) the lesser of (A) fifty (50%) percent of the Value of Eligible Real Property or (B) $2,000,000, less

          (v)   any Availability Reserves.

     (b) Lender may, in its discretion, from time to time, upon not less than five (5) business days prior notice to a Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors of Borrowers has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines in good faith that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has materially decreased, or (C) the nature and quality of the Inventory has materially deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

     (c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time to any one or all Borrowers shall not exceed the

          Maximum Credit and the Loans made pursuant to Section 2.1(a)(iii) and
          (iv) shall not exceed, at any one time, an amount equal to (i) $5,500,000 minus (ii) an amount equal to (A) $76,388 multiplied by (B) the number of calendar months that have passed from the date hereof. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(c) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

     (d) For purposes only of applying the sublimit on Revolving Loans based on Eligible Inventory pursuant to Section 2.1(a)(ii)(B), Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

     2.2   Letter of Credit Accommodations.

     (a) Subject to, and upon the terms and conditions contained herein, at the request of a Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with such Letter of Credit Accommodations shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2.

     (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, each Borrower shall pay to Lender a letter of credit fee at a rate equal to one and five-eighths (1 5/8%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations to such Borrower for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that such Borrower shall pay to Lender such letter of credit fee, at Lender's option, after notice to such Borrower, at a rate equal to three and five-eighths (3 5/8%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

     (c) No Letter of Credit Accommodations shall be available to a Borrower unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to such Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of (A) the percentage equal to one hundred (100%) percent minus the then applicable percentage set forth in Section 2.l(a)(ii)(A) above of the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower's locations for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit

          Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

     (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed $5,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, each Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations to or for the account of such Borrower or furnish cash collateral to Lender for such Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to such Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

     (e) Each Borrower shall jointly and severally indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except as a result of Lender's own acts or omissions constituting gross negligence or willful misconduct, as determined pursuant to a final and non-appealable judgment or order of a court of competent jurisdiction. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except as a result of Lender's own acts or omissions constituting gross negligence or willful misconduct, as determined pursuant to a final and non-appealable judgment or order of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

     (f) Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Each Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of a Borrower. Lender shall have the sole and exclusive right and authority to, and Borrowers shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and
          (ii) at any time, except Borrowers may with the prior written approval of Lender, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in the applicable Borrower's name.

     (g) Any rights, remedies, duties or obligations granted or undertaken by a Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by the applicable Borrower to Lender and to apply in all respects to such Borrower. Nothing herein shall act as a waiver of Borrowers' rights to a separate cause of action against any issuer of any Letter of Credit Accommodation for wrongful payment by such issuer under a Letter of Credit Accommodation.

     2.3 Availability Reserves. All Revolving Loans otherwise available to a Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves in good faith.

SECTION 3.  INTEREST AND FEES

     3.1 Interest.

     (a) Borrowers shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations that are then due and payable at the rate of one (1%) percent per annum in excess of the Prime Rate, except that, at Lender's option, after notice to Borrowers, Borrowers shall pay to Lender interest at the rate of three (3%) percent per annum in excess of the Prime Rate: (i) on the non-contingent Obligations that are then due and payable for (A) the period from and after the date of termination or non-renewal hereof until such time as Lender has received full and final payment of all such Obligations (notwithstanding entry of any judgment against Borrowers), and (B) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing and (ii) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrowers under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

     (b) Interest shall be payable by each Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced. The increase or decrease shall be based on the Prime Rate in effect on the last day of the month in which any such change occurs. All interest accruing hereunder on and after an Event of Default or termination or non-renewal hereof shall be payable on demand. In no event shall charges constituting interest payable by any Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

     3.2 Closing Fee. Borrowers shall pay to Lender as a closing fee the amount of $130,000, which fee shall be fully earned as of the date hereof, of which $65,000 shall be payable on the date hereof, $32,500 shall be payable six (6) months from the date hereof and $32,500 shall be payable one year from the date hereof; provided, however, that if Borrowers have Adjusted Net Income in an amount equal to or greater than $750,000 for the fiscal year of Borrowers ending December 31, 1997 based upon their annual audited financial statements prepared on a consolidated basis for such fiscal year and prepared and delivered pursuant to Section 9.6(a) hereof and Borrowers have Excess Availability in an amount not less than $1,000,000 for thirty (30) consecutive days immediately prior to the date one year from the date hereof, then the total closing fee shall be reduced to $97,500 and the last installment of the closing fee shall be reduced to zero ($0).

     3.3 Servicing Fee. Borrowers shall pay to Lender monthly a servicing fee in an amount equal to $2,000 in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Loans or Letter of Credit Accommodations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

     3.4 Unused Line Fee. Borrowers shall pay to Lender monthly an unused line fee at a rate equal to three-eighths of one ( 3/8%) percent per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations to Borrowers during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the non-contingent Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

SECTION 4.  CONDITIONS PRECEDENT

     4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

     (a) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements; without limiting the generality of the foregoing, Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by the existing lender or lenders to Borrowers of their respective financing arrangements with Borrowers and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of Borrowers and each Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and either Borrower, any affiliate or former affiliate of Borrowers, or any Obligor, as debtor, if applicable, and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by either Borrower, any affiliate or former affiliate of Borrowers, or any Obligor in favor of such existing lender or lenders, in form acceptable for recording in the appropriate government office;

     (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

     (c) no material adverse change shall have occurred in the assets, business or prospects of any Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of any Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

     (d) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrowers, the results of which shall be satisfactory to Lender, not more than three
          (3) business days prior to the date hereof;

     (e) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

     (f) the Excess Availability as determined by Lender, as of the date hereof, shall be not less than $1,000,000 for Borrowers after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

     (g) Lender shall have received an environmental audit of Wyant's plant and the Real Property located at 100 Readington Road, Somerville, New Jersey conducted by an independent environmental engineering firm acceptable to Lender, and in form, scope and methodology satisfactory to Lender, confirming (i) Borrowers are in compliance with all material applicable Environmental Laws and (ii) the absence of any material environmental problems;

     (h) Lender shall have received, in form and substance satisfactory to Lender, a valid and effective title insurance policy issued by a company and agent acceptable to Lender (i) insuring the priority, amount and sufficiency of the Mortgage, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage requested by Lender for protection of its interests;

     (i) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

     (j) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrowers and any obligors with respect to the Financing Agreements and such other matters as Lender may request; and

     (k) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

     4.2 Conditions Precedent to All Loans and Letter of Credit
Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

     (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

     (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.  GRANT OF SECURITY INTEREST

     5.1 To secure payment and performance of all Obligations, each Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

     (a)  Accounts;

     (b) all present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, chooses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, securities and other investment property, letters of credit, bankers' acceptances and guaranties;

     (c) all present and future monies, securities (other than the capital stock of the Canadian Subsidiary), credit balances, deposits, deposit accounts and other property of such Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

     (d)  Inventory;

     (e)  Equipment;

     (f)  Real Property;

     (g)  Records; and

     (h) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

     5.2 Notwithstanding anything to the contrary set forth in Section 5.1 above, the types or items of Collateral described in such Section shall not include any capital stock of the Canadian Subsidiary owned by Wyant.

SECTION 6.  COLLECTION AND ADMINISTRATION

     6.1 Borrowers' Loan Accounts. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of each Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

     6.2 Statements. Lender shall render to Wyant each month a statement setting forth the balance in the Borrowers' loan account(s) maintained by Lender for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Lender receives a written notice from a Borrower of any specific exceptions of such Borrower thereto within sixty (60) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Wyant a written statement as provided above, the balance in Borrowers' loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

     6.3  Collection of Accounts.

     (a) Each Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which such Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Each Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

     (b) For purposes of calculating the amount of the Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations then due and payable on the business day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan account(s) on such day, and if not, then on the next business day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) business day following the date of receipt of immediately available funds by Lender in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan account(s) on such day and if not, then on the next business day.

     (c) Each Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with any Borrower's own funds. Each Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of each Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

     6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from a Borrower or for the account of a Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations then due and payable, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers. Each Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Each Borrower shall be jointly and severally liable to pay to Lender, and does hereby jointly and severally indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations to a Borrower based upon telephonic or other instructions received from anyone purporting to be an officer of such Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations then due and payable. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a business day) and the amount of the requested Loan. Requests received after 11:00 a.m. New York time on any day shall be deemed to have been made as of the opening of business on the immediately following business day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, a Borrower when deposited to the credit of such Borrower or otherwise disbursed or established in accordance with the instructions of such Borrower or in accordance with the terms and conditions of this Agreement.

     6.6 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by Lender to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrowers pursuant to the provisions hereof shall be used by Borrowers only for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.

     6.7 Appointment of Wyant as Agent for Borrowers. The Borrowers, other than Wyant, hereby irrevocably appoint Wyant, and each officer thereof, as their agent and attorney-in-fact to request Loans and Letter of Credit Accommodations on their behalf, at Lender's option, to receive disbursements of Loans on their behalf (which may be made to the same account of Wyant to which disbursements of Loans to Wyant are made), to receive notices and statements of account from Lender, to take such other actions on their behalf as is provided hereunder or under any of the other Financing Agreements and generally to deal with Lender on their behalf, for all matters pertaining to the financing arrangements under this Agreement.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS

     7.1 Collateral Reporting. Each Borrower shall provide Lender with the following documents in a form satisfactory to Lender in Lender's reasonable determination: (a) on a regular basis as required by Lender, a schedule of sales made, credits issued and cash received; (b) on a monthly basis or more frequently as Lender may reasonably request, (i) perpetual inventory reports,
(ii) inventory reports by category and (iii) agings of accounts receivable; (iv) agings of accounts payable, (c) upon Lender's reasonable request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by such Borrower; and (d) such other reports as to the Collateral as Lender shall reasonably request from time to time. If any of a Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

     7.2  Accounts Covenants.

     (a) Each Borrower shall notify Lender promptly of: (i) any material delay in such Borrower's performance of any of its obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof,
          (ii) all material adverse information relating to the financial condition of any account debtor of which such Borrower has actual knowledge and (iii) any event or circumstance which, to such Borrower's knowledge, would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of a Borrower's business in accordance with practices and policies previously disclosed to Lender. So long as no Event of Default exists or has occurred and is continuing, each Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

     (b) Without limiting the obligation of Borrower to deliver any other information to Lender, each Borrower shall promptly report to Lender any return of Inventory by any one account debtor if the Inventory so returned in each such case has a value in excess of $25,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory to a Borrower when an Event of Default exists or has occurred and is continuing, such Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

     (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of a Borrower's business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto known to Borrowers except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

     (d) Lender shall have the right at any time or times, in Lender's name, or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

     (e) Each Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which such Borrower now owns or may at any time acquire immediately upon such Borrower's receipt thereof, except as Lender may otherwise agree.

     (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so and apply such collected amounts to the Obligations then due and payable, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and each Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

     7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) each Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) no Borrower shall remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of such Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) on or after an Event of Default, each Borrower shall, at its expense, at any time or times as Lender may request, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) each Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) no Borrower shall sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition; and (i) no Borrower shall without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

     7.4 Equipment Covenants. With respect to the Equipment: (a) on or after an Event of Default, Borrowers shall, at their expense, at any time or times as Lender may request, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrowers shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrowers shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in each Borrower's business and not for personal, family, household or farming use; (e) Borrowers shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrowers in the ordinary course of business; (f) the Equipment is now and shall remain personal property and no Borrower shall permit any of the Equipment to be or become a part of or 17 affixed to real property; and (g) each Borrower assumes all responsibility and liability arising from the use of the Equipment.

     7.5 Real Property Covenants. With respect to the Real Property, on or after an Event of Default, Borrowers shall, at their expense, at any time or times as Lender may request, deliver or cause to be delivered to Lender written reports or appraisals as to the Real Property in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender.

     7.6 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as such Borrower's true and lawful attorney-in-fact, and authorizes Lender, in such Borrower's or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of such Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable,
(v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to such Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which such Borrower's mail is deposited, (iii) such endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral,
(v) sign such Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in such Borrower's name and file any UCC financing statements or amendments thereto. Each Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of any such Person's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

     7.7 Right to Cure. Lender may, at its option, (a) cure any default by a Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against a Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge the applicable Borrower's account therefor, such amounts to be repayable by such Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of either Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     7.8 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrowers, (a) Lender or its designee shall have complete access to all of Borrowers' premises during normal business hours and after notice to the applicable Borrower, or at any time and without notice to any Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrowers' books and records, including the Records, and (b) each Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may reasonably request, and (c) use during normal business hours such of each Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

     Each Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to either Borrower:

     8.1 Corporate Existence. Power and Authority; Subsidiaries. Each Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on either Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within each Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of either Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which either Borrower is a party or by which either Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of each Borrower enforceable in accordance with their respective terms. No Borrower has any subsidiaries except as set forth on the Information Certificate.

     8.2 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower which have been or may hereafter be delivered by any Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of the applicable Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by any Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of any Borrower, since the date of the most recent audited financial statements furnished by Borrowers to Lender prior to the date of this Agreement.

     8.3 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and each Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of each Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by any Borrower and sets forth the owners and/or operators thereof and to the best of each Borrower's knowledge, the holders of any mortgages on such locations.

     8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

     8.5 Tax Returns. Each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of any Borrower's knowledge threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against a Borrower would result in any material adverse change in the assets, business or prospects of any Borrower or would impair the ability of any Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

     8.7 Compliance with Other Agreements and Applicable Laws. After giving effect to this Agreement and the application of the initial Loans hereunder pursuant to the terms hereof, no Borrower is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

     8.8 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrowers maintained at any bank or other financial institution are set forth on Schedule 8.8 hereto, subject to the right of Borrowers to establish new accounts in accordance with Section 9.13 below.

     8.9 Employee Benefits.

     (a) No Borrower has engaged in any transaction in connection with which such Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.9(c) hereof and any deficiency with respect to vested accrued benefits described in
          Section 8.9(d) hereof.

     (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by any Borrower to be incurred with respect to any employee pension benefit plan of either Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(c) of ERISA) or any other event or condition with respect to any employee pension benefit plan of any Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

     (c) Full payment has been made of all amounts which any Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and
          Section 412 of the Code to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.9(a) hereof and any deficiency with respect to vested accrued benefits described in
          Section 8.9(d) hereof.

     (d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by any Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.8(a) hereof and any accumulated funding deficiency described in Section 8.8(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

     (e) To the best of each Borrower's knowledge, none of the Borrowers nor any of their ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 400l(a)(3) of ERISA) that is subject to Title IV of ERISA,

     8.10 Environmental Compliance.

     (a) Except as set forth on Schedule 8.10 hereto, no Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Borrower complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

     (b) Except as set forth on Schedule 8.10 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of any Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials.

     (c) No Borrower has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

     (d) Each Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of such Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

     8.11 Accuracy and Completeness of Information. All information furnished by or on behalf of each Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of any Borrower, which has not been fully and accurately disclosed to Lender in writing.

     8.12 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower shall now or hereafter give, or cause to be given, to Lender.

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

     9.1 Maintenance of Existence. Each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Each Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and such Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower as soon as it is available.

     9.2 New Collateral Locations. Each Borrower may open any new location within the continental United States provided such Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements.

     9.3 Compliance with Laws, Regulations, Etc.

     (a) Each Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including, without limitation, the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

     (b) Each Borrower shall insure its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of such Borrower who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by each Borrower to Lender. Each Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

     (c) Each Borrower shall give both oral and written notice to Lender immediately upon such Borrower's receipt of any notice of, or such Borrower otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, of any Hazardous Material which could have a material adverse effect on the Borrower's business or financial condition or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by such Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects such Borrower or its business, operations or assets or any properties at which such Borrower transported, stored or disposed of any Hazardous Materials.

     (d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on a Borrower in order to avoid any material non-compliance, with any Environmental Law, such Borrower shall, at Lender's request and such Borrower's expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where such Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

     (e) Each Borrower shall jointly and severally indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material by or affecting any Borrower or any of such Borrower's facilities, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower and the preparation and implementation of any closure, remedial or other required plans. All indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.4 Payment of Taxes and Claims. Each Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Each Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and each Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by such Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require any Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.5 Insurance. Each Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Such policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Each Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if a Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of such Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for each Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Each Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and each Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by a Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

     9.6  Financial Statements and Other Information.

     (a) Each Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of each Borrower and its subsidiaries (if any, other than the Canadian Subsidiary) in accordance with GAAP, and each Borrower shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited combined and combining financial statements for Borrowers and, upon Lender's request, monthly unaudited financial statements of the Canadian Subsidiary (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and any subsidiaries (other than the Canadian Subsidiary, except with respect to the financial statements of the Canadian Subsidiary delivered pursuant hereto) as of the end of and through such fiscal month (subject to year end adjustments) and
          (ii) within ninety (90) days after the end of each fiscal year, unaudited combining financial statements, audited combined financial statements, and audited consolidated financial statements for Borrowers and, if any Borrower has any subsidiaries (other than the Canadian Subsidiary), audited financial statements for such Borrower and its subsidiaries, and audited financial statements of the Canadian Subsidiary (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' 23 equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and any subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be a nationally recognized independent accounting firm selected by Borrowers, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrowers and their subsidiaries as of the end of and for the fiscal year then ended.

     (b) Each Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in such Borrower's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

     (c) Each Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which such Borrower sends to its stockholders generally and copies of all reports and registration statements which such Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

     (d) Each Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of such Borrower, as Lender may, from time to time, reasonably request, and all work papers, reports, management letters and any other documents prepared by each Borrower's accountants or auditors and delivered to Borrowers, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by a Borrower to Lender in writing.

     9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. No Borrower shall directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business and (ii) the disposition of worn out or obsolete Equipment or Equipment no longer used in the business of such Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and
(B) such sales do not include Equipment having an aggregate fair market value in excess of $50,000 for all such Equipment disposed of in any fiscal year of such Borrower) or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

     9.8 Encumbrances. No Borrower shall create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except (a) liens and security interests of Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the applicable Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes past due) arising in the ordinary course of a Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to the applicable Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of any Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) not to exceed $200,000 in the aggregate at any time outstanding so long as such security interests do not apply to any property of any Borrower other than the Equipment so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment so acquired, as the case may be; and (f) the security interests and liens set forth on Schedule 8.4 hereto.

     9.9 Indebtedness. No Borrower shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except:

     (a)  the Obligations;

     (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which the applicable Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to such Borrower, and with respect to which adequate reserves have been set aside on its books;

     (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

     (d) indebtedness of Wyant to New Jersey Economic Development Authority ("NJEDA") pursuant to the Loan Agreement dated as of December 1, 1993 in the aggregate original principal amount of $5,800,000, provided, that: (i) such Borrower shall not, directly or indirectly, make any payments in respect of such indebtedness, including but not limited to any prepayments or other non-mandatory payments, except such Borrower may make regularly scheduled payments of interest and payments of principal in accordance with the terms of such agreement or instrument as in effect on the date hereof, (ii) such Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such indebtedness or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) such Borrower shall furnish to Lender all notices, demands or other materials concerning such indebtedness either received by such Borrower or on its behalf, promptly after receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

     (e) indebtedness set forth on the Schedule 9.9 hereto; provided, that, (i) the applicable Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) the applicable Borrower shall not directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) the applicable Borrower shall furnish to Lender all notices or demands connection with such indebtedness either received by such Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

     9.10 Loans, Investments, Guarantees, Etc. No Borrower shall directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of such Borrower or to bearer and delivered to Lender, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, the applicable Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments and (c) the loans, advances and guarantees set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees (i) the applicable Borrower shall not directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) the applicable Borrower shall furnish to Lender all notices or demands connection with such indebtedness either received by such Borrower or on its behalf, promptly after the receipt thereof, or sent by such Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

     9.11 Dividends and Redemptions. No Borrower shall, directly or indirectly, declare or pay any dividends on account of any shares of class of capital stock of such Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing.

     9.12 Transactions with Affiliates. No Borrower shall directly or indirectly, (a) purchase, acquire or lease any property from or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with any Borrower, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person or
(b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower or the other Borrowers except (i) reasonable compensation to officers, employees and directors for services rendered to Borrowers in the ordinary course of business and (ii) the repayment by Wyant to the Canadian Subsidiary of $550,000, provided, that, the Canadian Subsidiary pays certain costs and expenses of Wyant owed to unaffiliated third parties in the aggregate amount of $550,000.

     9.13 Additional Bank Accounts. Each Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.8 hereto, except;
(a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to so such conditions thereto as Lender may establish and (b) as to any accounts used by Borrowers to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

     9.14 Compliance with ERISA. No Borrower shall with respect to any "employee pension benefit plans" maintained by either Borrower or any of its ERISA Affiliates:

     (a) (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject either Borrower or any such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

     (b) As used in this Section 9.13, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

     9.15 Adjusted Net Worth. Borrowers shall, at all times, maintain Adjusted Net Worth of not less than $9,000,000.

     9.16 Costs and Expenses. Each Borrower shall jointly and severally pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable);
(b) costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter reasonably incurred by Lender during the course of periodic field examinations of the Collateral and Borrowers' operations, plus a per diem charge at the rate of $600 per person per day for Lender's examiners in the field and office, and
(h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

     9.17 Further Assurances. At the request of Lender at any time and from time to time, each Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of each Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, each Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES

     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

     (a) (i) any Borrower fails to pay when due any of the Obligations or (ii) any Borrower or any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than as described in Section 10.1(a)(i) and such failure shall continue for twenty (20) days; provided,that, such twenty (20) day period shall not apply in the case of: (A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such twenty (20) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or any Obligor of any such term, covenant, condition or provision, or (C) the failure to observe or perform any of the covenants or provisions contained in Sections 6.3, 9.1, 9.5, 9.6(a), 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 or 9.15 of this
          Agreement or any covenants or agreements covering substantially the same matter as such sections in any of the other Financing Agreements; or

     (b) any representation, warranty or statement of fact made by any Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

     (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants. conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

     (d) any judgment for the payment of money is rendered against any Borrower or any Obligor in excess of $100,000 in any one case or in excess of $200,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Obligor or any of their assets which could reasonably be expected to have a material adverse effect on any Borrower;

     (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Borrower or any Obligor, which is a partnership, corporation or other legal entity, dissolves or suspends or discontinues doing business;

     (f) any Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

     (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

     (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Obligor or for all or any part of its property;

     (i) any default by any Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $150,000 which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

     (j) the indictment or threatened indictment which may reasonably be expected to result in an indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the material property of any Borrower or such Obligor;

     (k) there shall be a material adverse change in the business, assets or financial condition of any Borrower or any Obligor after the date hereof; or

     (l) there shall be an event of default under any of the other Financing Agreements.

     10.2 Remedies.

     (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

     (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require either or each Borrower, at such Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender,
          (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower, which right or equity of redemption is hereby expressly waived and released by each Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to the applicable Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required.

     (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Each Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

     (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to either or each Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to either or each Borrower.

     10.3 Certain Limitations. Lender hereby acknowledges and agrees that (a) as a result of this Agreement or any of the other Financing Agreements, the Lender does not have a lien upon or security interest in any shares of the capital stock or other equity securities of the Canadian Subsidiary owned by Wyant or any of the assets of the Canadian Subsidiary and (b) that the Canadian Subsidiary has not guaranteed or otherwise agreed to be liable for the Obligations.

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

     11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

     (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

     (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against such Borrower or its property).

     (c) Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon such Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower shall appear in answer to such process, failing which such Borrower shall be deemed in default and judgment may be entered by Lender against such Borrower for the amount of the claim and other relief requested.

     (d) EACH BORROWER AND LENDER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

          EACH BORROWER AND LENDER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (e) Lender shall not have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

     11.2 Waiver of Notices. Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower which Lender may elect to give shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances.

     11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of each Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4 Waiver of Counterclaims. Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

     11.5 Indemnification. Each Borrower shall jointly and severally indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS

     12.1 Term.

     (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three
          (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, Lender and Borrowers may, at their mutual options, extend the Renewal Date to the date four (4) years from the date hereof by giving each other notice at least sixty (60) days prior to the third anniversary of this Agreement. Lender may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously as to all Borrowers. Borrowers may (subject to Lender's right to extend the Renewal Date as provided above) terminate this Agreement and the other Financing Agreements at any time (subject to subsection (c) below) upon twenty (20) business days' written notice to Lender; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously as to all Borrowers. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrowers shall jointly and severally pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including reasonable attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Lender are received in such bank account later than 12:00 noon, New York time.

     (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

     (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrowers agree to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                                 AMOUNT                                      PERIOD
                                 ------                                      ------
         (i)      1.5% of Maximum Credit                   From the date hereof to and
                                                           including November 17, 1998
         (ii)     1% of Maximum Credit                     November 18, 1998 to and including
                                                           November 17, 1999
         (iii)    .5% of Maximum Credit                    November 18, 1999 to and including
                                                           November 17, 2000 or if the term of
                                                           this Agreement is extended for an
                                                           additional year as provided above,
                                                           then to and including November 17, 2001.

          Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and each Borrower agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this
          Section 12.1 shall be deemed included in the Obligations.

     (d) Notwithstanding anything to the contrary set forth in Section 12.1(c) above, in the event that Borrowers terminate this Agreement and the other Financing Agreements prior to the Renewal Date concurrently with the consummation of a Qualified Business Sale (as hereafter defined), the early termination fee payable by Borrower to Lender shall be reduced to an amount equal to fifty (50%) percent of the early termination fee otherwise payable pursuant to Section 12.1(c) upon the effective date of such termination (the "Reduced Termination Fee") provided that each of the following conditions is satisfied on such termination date: (i) Lender shall have received not less than thirty
          (30) days prior written notice of the intention of Borrowers to so terminate this Agreement and the other Financing Agreements, which notice sets forth the intended termination date (the "Termination Notice"), (ii) no Event of Default or condition or event which, with notice or the passage of time, or both, shall exist or have occurred and be continuing on either the date Lender receives the Termination Notice or on such termination date, and (iii) on such termination date Lender receives full and final repayment of all outstanding Obligations, cash collateral for all outstanding contingent Obligations, each as provided in Section 12.1(a), and payment of the Reduced Termination Fee from the proceeds of a Qualified Business Sale.

     (e) As used herein, the term "Qualified Business Sale" shall mean a bona fide sale of Wyant's common stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, or a sale by Wyant of substantially all of its assets (other than in the normal course of business), in which the net cash proceeds received by Wyant therefrom (after deducting all fees, costs and expenses related thereto) are not less than the amounts required to be paid by Borrower to Lender pursuant to clause (iii) of Section 12.1(d) upon termination of the Financing Agreements.

     12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Wyant, on behalf of each Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (l) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

     12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, each Borrower and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrowers, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person. in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

     12.5 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

     IN WITNESS WHEREOF, Lender and Borrowers have caused these presents to be duly executed as of the day and year first above written.

LENDER                                           BORROWER
CONGRESS FINANCIAL CORPORATION                   WYANT CORPORATION

By: VIRGINIA PULVERENTI                          By: M. D'AMOUR

Title: Vice President                            Title: Vice President

Address:                                         Chief Executive Office:
1133 Avenue of the Americas                      100 Readington Road
New York, New York 10036                         Somerville, New Jersey 08876

                                                 IFC DISPOSABLES, INC.

                                                 By: M. D'AMOUR

                                                 Title: Vice President

                                                 Chief Executive Office:
                                                 20 Phillips Road
                                                 Jackson, Tennessee 38301

                                                 BRIDGEWATER MANUFACTURING CORP.

                                                 By: M. D'AMOUR

                                                 Title: Vice President

                                                 Chief Executive Office:
                                                 100 Readington Road
                                                 Somerville, New Jersey 08876

                                                                       EXHIBIT B

                     CERTAIN ACCOUNT DEBTOR CONCENTRATIONS

MEDLINE INDUSTRIES INC.

KIMBERLY-CLARK CORP.

                                                                    SCHEDULE 8.4

                                 EXISTING LIENS

             SECURED PARTY                  DATE     UCC NO.   JURISDICTION           COLLATERAL
             -------------                 -------   -------   ------------           ----------
WYANT CORPORATION
Caterpillar Financial Services             7/24/97   1781634        NJ        Two (2) Lift Trucks
  Corporation
Caterpillar Financial Services             5/24/97   1781635        NJ        Two (2) Lift Trucks
  Corporation
Caterpillar Financial Services             4/19/93   1506050        NJ        Two (2) Lift Trucks
  Corporation
Advanta Leasing Corp.                      9/18/96   1722649        NJ        (5) Cordley Tenprite Point
                                                                              Point of Use Water
                                                                              Stations Hot & Cold
First Union National Bank                                                     $25,000 cash collateral

                                                                    SCHEDULE 8.8

                                 BANK ACCOUNTS

                    BORROWER                                       BANK                            ACCOUNT NUMBER
                    --------                                       ----                            --------------
WYANT CORPORATION                                  First Union National Bank               20632000894912
                                                   First Union National Bank               2030153105707
                                                   First Union National Bank               2079950009850
                                                   First Union National Bank               30153100595
                                                   First Union National Bank               2018900075510
                                                   First Union National Bank               2556002775
                                                   Fleet Bank                              0099289819
                                                   The Bank of New York                    172669
                                                   Bank of America (California)            00106-12038

BRIDGEWATER MANUFACTURING CORP.                    First Union National Bank               2079950009915

IFC DISPOSABLES, INC.                              Union Planters National Bank            007-826-3
                                                   Union Planters National Bank            007-827-1

                                                                   SCHEDULE 8.10

                             ENVIRONMENTAL MATTERS

     Potential environmental liability with respect to former Hosposable Products, Inc. site at 5&6 Easy Street, Bound Brook, NJ, which is supported by a $25,000 letter of credit issued by First Fidelity Bank, National Association, New Jersey, for the account of Hosposable Products, Inc., in favor of Judith Yaskin, Commissioner, New Jersey Department of Environment Protection.

                                                                    SCHEDULE 9.9

                             EXISTING INDEBTEDNESS

     Amounts owed in connection with the guarantees listed in Schedule 9.10.

     Cash collateral for the support of a letter of credit issued by First Fidelity Bank, National Association, New Jersey, for the account of Hosposable Products, Inc., in favor of Judith Yaskin, Commissioner, New Jersey Department of Environment Protection, in the aggregate amount of $25,000.

     Unsecured note, $40,000 outstanding, due March, 1998.

                                                                   SCHEDULE 9.10

                     EXISTING LOANS. ADVANCES & GUARANTEES

(1) Advances to former employees for the payment of insurance premiums, in an aggregate amount not to exceed, at any one time, $1,000.

(2) Inter-company advances/loans among the Borrowers.

(3) Guarantee by Wyant Corporation of all payments under preferred shares of Wood Wyant, Inc., a wholly owned Canadian subsidiary, in a maximum face amount of Cnd$7,868,951 with an approximate dividend rate of 4% per annum.